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                                                                  Exhibit 23.4

[FERRIS BAKER WATTS LOGO]

                                             Ferris, Baker Watts, Incorporated
                                                             Corporate Finance
                                                             Member NYSE, SIPC
                                                              100 Light Street
                                                           Baltimore, MD 21202
                                                                (410) 659-4612


                                                September 18, 2001

Board of Directors
Capsule Communications, Inc.
Two Greenwood Square
3331 Street Road, Suite 275
Bensalem, PA 19020

Members of the Board:

     We hereby consent to the inclusion of and references to our opinion letter to the Board of Directors of Capsule Communications, Inc. ("Capsule"), dated July 17, 2001, in the registration statement on Form S-4 (the "Registration Statement") of Covista Communications, Inc. ("Covista"), covering common stock of Covista to be issued in connection with the proposed business combination involving Capsule, Covista and CCI Acquisitions Corp.

     In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.




                                       Sincerely,
                                       Ferris, Baker Watts, Incorporated


                                        /s/ FERRIS, BAKER WATTS, INCORPORATED